Exhibit 99

Sprint Reports Second Quarter Results

     Sprint reports very strong positive free cash flow;

     FON Group improves profitability, progresses on initiatives;

     PCS Group reports significant churn reduction, strong revenues and growth in operating income

OVERLAND PARK, Kan. - July 28, 2003:

The Sprint FON Group (NYSE: FON) is comprised of Sprint's global markets division, local division and other businesses consisting primarily of wholesale distribution of telecommunications products.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's mobile wireless operations.

Second quarter consolidated net operating revenues were $6.5 billion compared to $6.7 billion in the same period last year. Net income for the second quarter was $7 million compared to a net loss of $68 million last year. Second quarter operating income was $370 million compared to $670 million a year ago. Operating income adjusted for special items* was $754 million, up 13% from a year ago. Total Free Cash Flow* in the second quarter was $925 million. Year-to-date total Free Cash Flow* was $1.3 billion. In the first quarter of 2003, Sprint also received $2.2 billion of proceeds from the sale of its directory publishing business.

"Across Sprint our associates are focused on enhancing the customer experience while creating economic value for our investors. The second quarter performance reflects this focus," said Gary Forsee, chairman, president and chief executive officer of Sprint. "The PCS Group reported solid improvements in its operating performance, adding a total of more than 600,000 new customers, including 360,000 post-paid retail additions, 177,000 wholesale additions and 80,000 additions from affiliates, while improving the customer churn rate by 70 basis points sequentially and posting record operating income and strong cash flows. The FON Group made significant progress on key initiatives, continued to deliver strong cash flows despite difficult market conditions and is maintaining a leadership position in terms of enterprise satisfaction with data services. Our local division converted its initial central office to a packet architecture, while producing strong DSL subscriber growth, increased bundle penetration and steady operating income. The global markets division orchestrated our UNE-P efforts in the consumer market which has now yielded over 100,000 customers, reported stabilizing retail business revenues and once again reported positive operating income adjusted for special items."

Forsee added, "In the quarter, Sprint continued to strengthen its balance sheet ending June with more than $2.7 billion in cash. Since the beginning of the year net debt* has declined by more than $3.5 billion, positioning us ahead of schedule on our two-year plan to reduce net debt* by $7 billion. In the quarter we completed naming the executive team, continued to evaluate and implement changes to the company's operating structure and took important steps to transform Sprint into the industry's leading integrated services provider."



Sprint Consolidated Highlights


--------------------------------------------------------------------------------
Sprint Corporation
Selected Financial Data
(millions)                         Quarters Ended
                                June 30,    June 30,            Percent
                                  2003        2002              Change
--------------------------------------------------------------------------------




Net operating revenues          $ 6,463       $ 6,703          (3.6%)

Operating income                    370           670         (44.8%)

Loss from continuing
operations                          (2)          (106)         98.1%

Net income (loss)               $    7        $   (68)


                                   Six Months Ended
                                 June 30,    June 30,        Percent
                                   2003        2002          Change
--------------------------------------------------------------------------------

Net operating revenues          $12,802       $13,340          (4.0%)

Operating income                    974         1,188         (18.0%)

Income (loss) from
continuing operations                95           (6)

Net income                      $ 1,675       $    72
--------------------------------------------------------------------------------



The FON Group reported income from continuing operations of $90 million, or 10 cents per diluted share for the second quarter, compared to $64 million, or 7 cents per share, a year ago. Before special items described on the following page, FON Group EPS was 35 cents versus 31 cents in the year-ago period, a 13% increase.

The PCS Group reported a second quarter net loss of $92 million, or 9 cents per share, compared to a net loss of $170 million, or 17 cents per share, in the second quarter last year.




Sprint FON Group Highlights


--------------------------------------------------------------------------------
Sprint FON Group
Selected Financial Data
(millions, except
per share data)                      Quarters Ended
                                  June 30,    June 30,        Percent
                                    2003        2002          Change
--------------------------------------------------------------------------------


Net operating revenues          $ 3,530       $ 3,839          (8.0%)

Operating income                    109           441         (75.3%)

Income from continuing
operations                           90            64          40.6%

Discontinued operation,
net                                   9            38         (76.3%)


Net income                      $    99       $   102          (2.9%)

Earnings per share              $  0.11       $  0.12          (8.3%)

Capex                           $   412       $   538         (23.4%)

Free Cash Flow*                 $   733       $   546          34.2%


                                    Six Months Ended
                                  June 30,    June 30,       Percent
                                    2003        2002         Change
--------------------------------------------------------------------------------

Net operating revenues          $ 7,111       $ 7,743          (8.2%)

Operating income                    563           838         (32.8%)

Income from continuing
operations                          369           310          19.0%

Discontinued operation,
net                               1,322            78

Cumulative effect of
change in accounting
principle, net                      258             -

Net income                      $ 1,949       $   388

Earnings per share              $  2.17       $  0.44

Capex                           $   772       $ 1,081         (28.6%)

Free Cash Flow*                 $ 1,038       $   299
--------------------------------------------------------------------------------


In the quarter, FON Group revenues declined 8% from the same period a year ago.

Operating income was $109 million compared to $441 million a year ago. Operating income adjusted for special items* was $474 million this period versus $441 million in the second quarter a year ago, an increase of 7.5%.

Adjusted EBITDA* of $1.1 billion increased by 1% compared to the year-ago quarter.

Second quarter costs of services and products declined 15% compared to the year-ago quarter.

The FON Group's year-to-date Free Cash Flow* of $1.04 billion increased $739 million compared to the six months ended 2002.


Sprint FON Group Earnings


--------------------------------------------------------------------------------
Sprint FON Group
Earnings per share                  Quarters Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


GAAP earnings per share         $  0.11       $  0.12          (8.3%)

Discontinued operation             0.01          0.05         (80.0%)

Income from continuing
operations                      $  0.10       $  0.07          42.9%

Special items
   Web hosting wind-down           0.24             -
   Executive separation            0.01             -
   EarthLink impairment               -          0.27
   Sale of customer
   contracts                          -        (0.03)

 Earnings per share from
 continuing operations -
 adjusted                       $ 0.35        $  0.31          12.9%


                                   Six Months Ended
                                 June 30,    June 30,          Percent
                                   2003        2002            Change
--------------------------------------------------------------------------------

GAAP earnings per share         $ 2.17        $ 0.44

Discontinued operation            1.47          0.09
Cumulative effect of a
change in accounting
principle                         0.29             -

Income from continuing
operations                      $ 0.41        $ 0.35             17.1%

Special items
   Web hosting wind-down          0.24            -
   Executive separation           0.01            -
   Shareholder
   litigation charge              0.02            -
   Premium on early
   retirement of debt             0.01            -
   EarthLink impairment              -         0.27
   Sale of customer
   contracts                         -        (0.03)

 Earnings per share from
 continuing operations -
 adjusted                       $ 0.69       $ 0.59              16.9%
--------------------------------------------------------------------------------


The difference between reported FON Group EPS and EPS from continuing operations
- adjusted, is the result of the following items:

     Discontinued operation - a pre-tax gain of $2.13 billion was recorded in the first quarter of 2003 associated with the sale of Sprint's directory publishing business.

     Cumulative effect of a change in accounting principle - a pre-tax gain of $420 million was recorded in the first quarter of 2003 upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

     Web hosting wind-down - a pre-tax charge of $348 million was recorded in the second quarter of 2003 primarily associated with the decision to wind down the Web hosting business.

     Executive separation agreements - a pre-tax charge of $17 million was recorded in the second quarter of 2003 for the FON Group's share of charges associated with executive separation agreements.

     Shareholder litigation charge - a pre-tax charge of $24 million was recorded in the first quarter of 2003 for the FON Group's share of a shareholder litigation settlement.

     Premium on early retirement of debt - a pre-tax charge of $19 million was recorded in the first quarter of 2003 related to the early retirement of approximately $1.1 billion of long-term debt.

     EarthLink impairment - a pre-tax charge of $241 million was recorded in the second quarter of 2002 due to declining market value.

     Sale of customer contracts - a pre-tax gain of $40 million was recorded in the second quarter of 2002 related to the sale of customer contracts.


Local Telecommunications Division


--------------------------------------------------------------------------------
Local Telecommunications
Selected Financial Data
(millions)                            Quarters Ended
                                  June 30,     June 30,       Percent
                                    2003         2002         Change
--------------------------------------------------------------------------------

Net operating revenues

   Local service                $  762        $  763           (0.1%)
   Network access                  519           518            0.2%
   Long distance                   133           156          (14.7%)
   Other                           115           111            3.6%

   Net operating revenues        1,529         1,548           (1.2%)

Operating expenses
   Cost of services &
   products                        490           474            3.4%
   Selling, general &
   administrative                  318           305            4.3%

   Depreciation                    272           288           (5.6%)
   Total operating
   expenses                      1,080         1,067            1.2%


 Operating Income               $  449        $  481           (6.7%)

 Capex                          $  297        $  276            7.6%


                                     Six Months Ended
                                  June 30,     June 30,        Percent
                                    2003         2002          Change
--------------------------------------------------------------------------------

Net operating revenues
   Local service                $1,527        $1,524            0.2%
   Network access                1,042         1,036            0.6%
   Long distance                   277           324          (14.5%)
   Other                           219           229           (4.4%)
   Net operating revenues        3,065         3,113           (1.5%)

Operating expenses
   Cost of services &
   products                        980           954            2.7%
   Selling, general &
   administrative                  638           623            2.4%

   Depreciation                    538           574           (6.3%)
   Total operating
   expenses                      2,156         2,151            0.2%


 Operating Income               $  909        $  962           (5.5%)

 Capex                          $  578        $  566            2.1%
--------------------------------------------------------------------------------


     Second quarter revenues of $1.53 billion declined 1% from $1.55 billion in the same period last year.

     Operating income was $449 million compared to $481 million a year ago. Operating income adjusted for special items* was $457 million compared to $481 million a year ago but in line with first quarter levels.

     Adjusted EBITDA* was $729 million compared to $769 million last year. Sequentially, adjusted EBITDA* was flat.

     DSL subscribership grew 20% sequentially to 223,000 with an increase of 38,000 customers for the quarter.

     Total access lines declined 2.4% from the year ago period to 8 million lines.

     Second quarter operating margin was 29% compared to 31% in the year-ago period and 30% in the first quarter.

The local division continues to execute on key strategic initiatives including increasing penetration of bundled services and DSL, expanding Sprint-branded local service beyond existing local service territories and converting circuit-based networks to next-generation packet technology.

In the quarter, the division successfully converted a local office to packet switching and plans to convert a total of 210,000 lines by the end of the year.

The division reported continued gains in bundled service customers. Consumer bundle penetration increased 570 basis points to over 30% and business bundle penetration increased 590 basis points from the year-ago period to over 25%.

Total expenses increased 1%, driven by higher costs for pension, retiree benefits and healthcare. The increases in costs of services & products and selling, general & administrative were somewhat offset by lower depreciation expense principally due to the adoption of SFAS No. 143. Selling, general & administrative expenses were also impacted by the executive separation agreements reached during the second quarter, somewhat offset by improvements in bad debt expense.


Global Markets Division


--------------------------------------------------------------------------------
Global Markets
Selected Financial Data
(millions)                          Quarters Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


Net operating revenues
   Voice                       $ 1,243        $ 1,468         (15.3%)
   Data                            463            467          (0.9%)
   Internet                        245            247          (0.8%)
   Other                            51             93         (45.2%)
   Net operating revenues        2,002          2,275         (12.0%)

Operating expenses
   Cost of services &
   products                      1,063          1,329         (20.0%)
   Selling, general &
   administrative                  558            612          (8.8%)

   Depreciation                    362            364          (0.5%)
   Restructuring and
   asset impairment                348              -
   Total operating
   expenses                      2,331          2,305           1.1%

 Operating loss                $  (329)       $   (30)

 Capex                         $    86        $   220         (60.9%)


                                   Six Months Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


Net operating revenues
   Voice                        $ 2,535       $ 3,004         (15.6%)
   Data                             924           951          (2.8%)
   Internet                         488           492          (0.8%)
   Other                             97           170         (42.9%)
   Net operating revenues         4,044         4,617         (12.4%)

Operating expenses
   Cost of services &
   products                       2,166         2,750         (21.2%)
   Selling, general &
   administrative                 1,131         1,251          (9.6%)
   Depreciation                     722           721           0.1%
   Restructuring and
   asset impairment                 348             -
   Total operating
   expenses                       4,367         4,722          (7.5%)

 Operating loss                 $  (323)      $  (105)

 Capex                          $   147       $   424         (65.3%)
--------------------------------------------------------------------------------


     Net operating revenues declined 12% to $2 billion from $2.28 billion a year ago. Sequentially, revenue was down 2% from $2.04 billion. The division's revenue performance reflects declines primarily in consumer and wholesale voice revenues.

     Operating loss for the quarter was $329 million compared to an operating loss of $30 million a year ago. Operating income adjusted for special items* was $28 million for the quarter compared to a loss of $30 million in the year-ago period and income of $6 million in the first quarter.

     Adjusted EBITDA* was $390 million in the quarter, up 17% from the year-ago period and up 7% sequentially. Adjusted EBITDA* as a percent of net operating revenues was 19.5% versus 14.7% a year ago and 17.9% in the first quarter.

In the quarter, consumer revenues declined more than 30% from the year-ago period and declined at a low-teens rate sequentially. These revenues continue to be impacted by product substitution and aggressive competition. Retail business voice revenues declined at a high single-digit rate compared to a year ago but were up modestly sequentially. Wholesale voice revenues declined over 20% compared to the year ago period and declined at a mid single-digit rate sequentially.

Data services revenues decreased 1 percent year over year. Double-digit growth in frame relay services was offset by declines in ATM and private-line services. Dedicated IP revenues grew at a double-digit rate in the quarter due to strength in Global IP services. Domestic dedicated IP revenues were flat. Dial IP revenues once again declined in the quarter. Offshore IP demand is being driven by a continued expansion of Sprint's global IP network in key markets in Europe, Asia-Pacific and the Americas. Sprint has expanded the reach of its IP services to more than 100 countries worldwide.

In the quarter, cost management and an increased focus on projects that produce attractive returns continued to be a priority. The division reported a 20% year-over-year reduction in cost of services and products reflecting lower revenues, lower access costs and general expense controls. General and administrative expenses benefited from lower bad debt expense in the quarter due to improved collections. In June, Sprint announced the wind-down of its Web hosting business, which produced a net loss of approximately 10 cents per share in the preceding 12 months. The wind-down is expected to be substantially complete by year end.


Sprint PCS Group Highlights


--------------------------------------------------------------------------------
Sprint PCS Group
Selected Financial Data
(millions, except
per share data                      Quarters Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


Net operating revenues          $ 3,096       $ 3,018           2.6%

Operating expenses
   Cost of services &
   products                       1,521         1,435           6.0%
   Selling, general &
   administrative                   707           819         (13.7%)
   Depreciation &
   amortization                     617           543          13.6%
   Total operating
   expenses                       2,845         2,797           1.7%

 Operating Income               $   251       $   221          13.6%

Net loss                        $   (92)      $  (170)         45.9%

Loss per share                  $ (0.09)      $ (0.17)         47.1%

Capex                           $   533       $   825         (35.4%)

Free Cash Flow*
                                $   192       $   197          (2.5%)


                                   Six Months Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


Net operating revenues          $ 6,043       $ 5,866           3.0%

Operating expenses
   Cost of services &
   products                       2,969         2,838           4.6%
   Selling, general &
   administrative                 1,448         1,601          (9.6%)
   Depreciation &
   amortization                   1,225         1,070          14.5%
   Restructuring & asset
   impairments                       10            23         (56.5%)
   Total operating
   expenses                       5,652         5,532           2.2%

 Operating Income               $   391       $   334          17.1%

Net loss                        $  (274)      $  (316)         13.3%

Loss per share                  $ (0.27)      $ (0.32)         15.6%

Capex                           $   720       $ 1,428         (49.6%)

Free Cash Flow*                 $   275       $  (246)
--------------------------------------------------------------------------------



     Due to stronger service revenues, net operating revenues in the quarter increased 3% compared to a year ago and were up 5% sequentially.

     Operating income rose 14 percent from the same period last year. Operating income adjusted for special items* increased 22 percent from the same period last year.

     Adjusted EBITDA* was $887 million, an increase of 16% from the second quarter 2002.

     Second quarter net new customers were 617,000, consisting of 360,000 post-paid retail, 177,000 wholesale and 80,000 affiliate additions. Post-paid retail additions were up 17 percent from a year ago. In the quarter the customer credit mix continued to improve.

     Churn of 2.4% improved from 3.1% in the first quarter and compares with 2.9% in the second quarter a year ago.

     In the quarter ARPU* was $62, compared to $61 in the same period last year and $59 in the first quarter. Average customer usage of nearly 13 1/2 hours per month in the quarter compared to nearly 11 hours a year ago and 12 hours in the first quarter.

     CCPU* of just under $31 decreased 5% year over year and remained flat sequentially. Without the executive separation charge of $19 million, CCPU was approximately $30. In the quarter, bad debt expense improved substantially.

     CPGA* was $415 versus $350 in the year-ago second quarter and $365 in the first quarter of 2003.

Second quarter churn improvement was driven primarily by tighter credit requirements resulting in improvements in customers' credit quality. Churn reduction was also influenced by improved customer service, integrated service offerings, and continuing coverage and capacity improvements in the PCS network. At the end of the quarter, combined, post-paid retail, non-equity affiliate and resale customers reached 18.8 million, a 10% increase over the past 12 months.

The total number of PCS Vision subscribers reached 2.1 million by quarter's end, up from 1.3 million last quarter. Increased customer adoption of PCS Vision and increased data usage by Vision customers contributed to the success of new applications such as PictureMail and successful product offerings, such as the Sanyo 8100 -- both launched in second quarter.

The PCS Group's year-to-date free cash flow* of $275 million increased by $521 million compared to the six months ended 2002, driven by increased cash from operating activities and substantially lower capital expenditures.


Sprint PCS Group Earnings


--------------------------------------------------------------------------------
Sprint PCS Group
Loss per share
                                    Quarters Ended
                                 June 30,    June 30,         Percent
                                   2003        2002           Change
--------------------------------------------------------------------------------


GAAP loss per share
                                $  (0.09)     $  (0.17)        47.1%

Special items
   Executive separation             0.01             -

Loss per share from
continuing operations -
adjusted                        $  (0.08)     $  (0.17)        52.9%


                                   Six Months Ended
                                 June 30,    June 30,
                                   2003        2002          % Change
--------------------------------------------------------------------------------

GAAP loss per share             $   (0.27)    $  (0.32)         15.6%

Special items
   Executive separation              0.01            -
   Shareholder
   litigation charge                 0.02            -
   Asset impairment                  0.00            -

Loss per share from
continuing operations -
adjusted                        $   (0.24)    $  (0.32)         25.0%
--------------------------------------------------------------------------------



The difference between reported PCS Group loss per share and loss per share from continuing operations - adjusted, is the result of the following charges:

     Executive separation agreements - a pre-tax charge of $19 million was recorded in the second quarter of 2003 for the PCS Group's share of charges associated with executive separation agreements.

     Shareholder litigation charge - a pre-tax charge of $26 million was recorded in the first quarter of 2003 for the PCS Group's share of a shareholder litigation settlement.

     Asset impairment - a pre-tax charge of $10 million was recorded in the first quarter of 2003 associated with the termination of a software development project. The result had an insignificant impact on loss per share.

*Financial Measures

Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures used in this release include the following:

Operating income (loss) adjusted for special items is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted EBITDA is defined as operating income plus depreciation, amortization and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CCPU (Cash cost per user) is calculated by dividing costs of wireless service revenues, service delivery and other general and administrative costs by weighted average monthly wireless subscribers. CCPU is a measure analysts use to evaluate the cash costs to operate the business on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CPGA (Cost per gross addition) is calculated by dividing the costs of acquiring a new wireless subscriber, including equipment subsidies, marketing costs and selling expenses, by gross additional subscribers. Analysts use this measure in conjunction with the other measures to evaluate the profitability of the operation. This is a measure which uses GAAP as the basis for calculation.

Business Outlook

The following statements are based on current expectations for 2003. These statements are forward looking, and actual results may differ materially.

Sprint is updating its 2003 guidance for the FON Group as follows:

Full-year EPS from continuing operations - adjusted in 2003 are expected to be between $1.35 and $1.40 per diluted share. Our EPS guidance now excludes all special items. Full-year revenues continue to be targeted to decline at a 6-7% rate with Global Markets expected to be down 8-10% and Local revenues expected to be down modestly.

Sprint expects full-year operating income, adjusted for special items to be between $1.8 billion and 1.85 billion.

Capital expenditures are expected to be approximately $1.8 billion, a $200 million reduction from our previous forecast. Capital spending in the local division is expected to be approximately $1.25 billion and Global Markets capital spending is expected to be approximately $450 million.

Cash provided by operating activities is now expected to be approximately $3.7 billion versus our prior estimate of $3.9 billion. The change reflects our decision to accelerate pension fund contributions, which were originally expected to be made in 2004.


Sprint is updating its 2003 guidance for the PCS Group as follows:

Sprint continues to expect a full-year loss per share from continuing operations
- adjusted of $0.43 to $0.48 per share. Our EPS guidance now excludes all special items. Operating income, adjusted for special items for 2003 is expected to be in the $800 to $900 million range. We continue to expect full-year adjusted EBITDA to be in the range of $3.3 to $3.4 billion.

PCS Group continues to target full-year gross customer additions to be in the low- to mid-6 million range.

Capital expenditures continue to be targeted at around $2.1 billion. Cash provided by operating activities is targeted to be approximately $2.3 billion.

Conference Call Information

Sprint management will provide an overview of the company's performance and business outlook, and participate in an interactive Q&A that will be webcast Monday, July 28, 2003, beginning at 3:45 p.m. CDT for PCS and 4:45 p.m. CDT for FON. Investors may participate by viewing the webcast at www.sprint.com.

Please plan on gaining access 10 minutes prior to the start of the calls.

For PCS Group results, call 866-215-1938 (toll free) or 816-650-0742 (international).

A continuous replay of the PCS Group call will be available through August 11, 2003, at the following numbers: 888-775-8673 (toll free) or 402-220-1325
(international).

For FON Group results, call 866-215-1938 (toll free) or 816-650-0742 (international).

A continuous replay of the FON Group call will be available through August 11, 2003, at the following numbers: 888-775-8696 (toll free) or 402-220-1326
(international).

Cautionary Statement regarding forward-looking information

This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

      extent and duration of the current economic downturn;

      the effects of vigorous competition in the markets in which Sprint operates;

      the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

      adverse change in the ratings afforded our debt securities by ratings agencies;

      the ability of the PCS Group and the Global Markets Division to continue to grow a significant market presence;

      the ability of the PCS Group and the Global Markets Division to improve profitability and reduce cash requirements;

      the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

      the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;

      the impact to the PCS Group's network coverage due to financial difficulties of third-party affiliates,

      the uncertainties related to Sprint's investments;

      the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

      the impact of new, emerging and competing technologies on Sprint's business;

      unexpected results of litigation filed against Sprint;

      the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and

      other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2002 Form 10-K, and you are encouraged to review these filings.

About Sprint
Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local voice and data services in 18 states and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.




For further information, contact Corporate Communications:


- Media Relations:
  Mark Bonavia
  913-794-1088
  mark.bonavia@mail.sprint.com

- Investor Relations:
  Kurt Fawkes
  913-794-1126
  Investorrelation.sprintcom@mail.sprint.com




                                                                  Sprint Corporation
                                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             (millions, except per share data)


                                                               Sprint Corporation
                                                    -----------------------------------------
                                                                 Consolidated                      Eliminations/Reclassifications
---------------------------------------------------------------------------------------------     ----------------------------------
Quarters Ended June 30,                                  2003                2002                      2003                2002
---------------------------------------------------------------------------------------------     ----------------------------------



Net operating revenues                                 $ 6,463             $ 6,703                  $ (163)             $ (154)
---------------------------------------------------------------------------------------------     ----------------------------------
Operating expenses
 Costs of services and products                          2,893               3,081                    (163)               (154)
 Selling, general and administrative (1)                 1,600               1,752                     (10)                 (8)
 Depreciation                                            1,252               1,198                       -                   -
 Amortization                                                -                   2                       -                   -
 Restructuring and asset impairments (2)                   348                   -                       -                   -
---------------------------------------------------------------------------------------------     ----------------------------------
 Total operating expenses                                6,093               6,033                    (173)               (162)
---------------------------------------------------------------------------------------------     ----------------------------------
Operating income                                           370                 670                      10                   8
Interest expense                                          (351)               (386)                      -                   -
Intergroup interest charge                                   -                   -                       -                   -
Other income (expense), net (6)                            (21)               (277)                    (10)                 (8)
---------------------------------------------------------------------------------------------     ----------------------------------
Income (loss) before income taxes                           (2)                  7                       -                   -
Income tax (expense) benefit                                 -                (113)                      -                   -
---------------------------------------------------------------------------------------------     ----------------------------------
Income (loss) from continuing operations                    (2)               (106)                      -                   -
Discontinued operation, net (7)                              9                  38                       -                   -
---------------------------------------------------------------------------------------------     ----------------------------------
Net income (loss)                                            7                 (68)                      -                   -
Preferred stock dividends (paid) received                   (1)                 (2)                      -                   -
---------------------------------------------------------------------------------------------     ----------------------------------
Earnings (loss) applicable to common stock             $     6             $   (70)                 $    -              $    -
                                                      ---------------------------------------     ----------------------------------

Diluted earnings (loss) per common share (9)
 Income (loss) from continuing operations
 Discontinued operation
---------------------------------------------------------------------------------------------     ----------------------------------
Total


Diluted weighted average common shares
outstanding (10)

Basic earnings (loss) per common share

  The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.




                                                                  Sprint Corporation
                                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             (millions, except per share data)





                                                             Sprint FON Group                             Sprint PCS Group
---------------------------------------------------------------------------------------------     ---------------------------------
Quarters Ended June 30,                                  2003               2002                      2003              2002
---------------------------------------------------------------------------------------------     ---------------------------------



Net operating revenues                                 $ 3,530             $ 3,839                  $  3,096           $  3,018
---------------------------------------------------------------------------------------------     ----------------------------------
Operating expenses
 Costs of services and products                          1,535               1,800                     1,521              1,435
 Selling, general and administrative (1)                   903                 941                       707                819
 Depreciation                                              635                 657                       617                541
 Amortization                                                -                   -                         -                  2
 Restructuring and asset impairments (2)                   348                   -                         -                  -
---------------------------------------------------------------------------------------------     ----------------------------------
 Total operating expenses                                3,421               3,398                     2,845              2,797
---------------------------------------------------------------------------------------------     ----------------------------------
Operating income                                           109                 441                       251                221
Interest expense                                           (65)                (78)                     (286)              (308)
Intergroup interest charge                                  98                  92                       (98)               (92)
Other income (expense), net (6)                              4                (200)                      (15)               (69)
---------------------------------------------------------------------------------------------     ----------------------------------
Income (loss) before income taxes                          146                 255                      (148)              (248)
Income tax (expense) benefit                               (56)               (191)                       56                 78
---------------------------------------------------------------------------------------------     ----------------------------------
Income (loss) from continuing operations                    90                  64                       (92)              (170)
Discontinued operation, net (7)                              9                  38                         -                  -
---------------------------------------------------------------------------------------------     ----------------------------------
Net income (loss)                                           99                 102                       (92)              (170)
Preferred stock dividends (paid) received                    2                   1                        (3)                (3)
---------------------------------------------------------------------------------------------     ----------------------------------

Earnings (loss) applicable to common stock             $   101             $   103                  $    (95)          $   (173)
                                                      ---------------------------------------     ----------------------------------

Diluted earnings (loss) per common share (9)
 Income (loss) from continuing operations              $  0.10             $  0.07                  $  (0.09)          $   (0.17)
 Discontinued operation                                   0.01                0.05                         -                   -
---------------------------------------------------------------------------------------------     ----------------------------------
Total                                                  $  0.11             $  0.12                  $  (0.09)          $   (0.17)
                                                       --------------------------------------     ----------------------------------
Diluted weighted average common shares
outstanding (10)                                         901.7               893.4                   1,024.3             1,013.9
                                                       --------------------------------------     ----------------------------------
Basic earnings (loss) per common share                 $  0.11             $  0.12                  $  (0.09)          $   (0.17)
                                                       --------------------------------------     ----------------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.





                                                               Sprint Corporation
                                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       (millions, except per share data)


                                                                     Sprint Corporation
                                                          --------------------------------------
                                                                        Consolidated               Eliminations/Reclassifications
------------------------------------------------------------------------------------------------   ---------------------------------
Year-to-Date June 30,                                       2003                2002                    2003             2002
------------------------------------------------------------------------------------------------   ---------------------------------



Net operating revenues                                   $ 12,802            $ 13,340                 $ (352)          $ (269)
------------------------------------------------------------------------------------------------   ---------------------------------
Operating expenses
 Costs of services and products                             5,732               6,251                   (352)            (269)
 Selling, general and administrative (1)                    3,250               3,507                    (20)             (16)
 Depreciation                                               2,488               2,368                      -                -
 Amortization                                                   -                   3                      -                -
 Restructuring and asset impairments (2), (3)                 358                  23                      -                -
------------------------------------------------------------------------------------------------   ---------------------------------
 Total operating expenses                                  11,828              12,152                   (372)            (285)
------------------------------------------------------------------------------------------------   ---------------------------------
Operating income                                              974               1,188                     20               16
Interest expense                                             (717)               (699)                     -                -
Intergroup interest charge                                      -                   -                      -                -
Premium on early retirement of debt (4)                       (19)                  -                      -                -
Other expense, net (5), (6)                                   (82)               (308)                   (20)             (16)
------------------------------------------------------------------------------------------------   ---------------------------------
Income (loss) before income taxes                             156                 181                      -                -
Income tax (expense) benefit                                  (61)               (187)                     -                -
------------------------------------------------------------------------------------------------   ---------------------------------
Income (loss) from continuing operations                       95                  (6)                     -                -
Discontinued operation, net (7)                             1,322                  78                      -                -
Cumulative effect of change in accounting
principle, net (8)                                            258                   -                      -                -
------------------------------------------------------------------------------------------------   ---------------------------------
Net income (loss)                                           1,675                  72                      -                -
Preferred stock dividends (paid) received                      (3)                 (4)                     -                -
------------------------------------------------------------------------------------------------   ---------------------------------
Earnings (loss) applicable to common stock               $  1,672            $     68                 $    -           $    -
                                                         ---------------------------------------   ---------------------------------

Diluted earnings (loss) per common share (9)
 Income (loss) from continuing operations
 Discontinued operation
 Cumulative effect of change in accounting principle
------------------------------------------------------------------------------------------------   ---------------------------------
Total
Diluted weighted average common shares outstanding (10)
Basic earnings (loss) per common share

   The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.






                                                                         Sprint Corporation
                                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                   (millions, except per share data)



                                                              Sprint FON Group                               Sprint PCS Group
-----------------------------------------------------------------------------------------------      -------------------------------
Year-to-Date June 30,                                     2003               2002                         2003            2002
-----------------------------------------------------------------------------------------------      -------------------------------


Net operating revenues                                   $ 7,111             $ 7,743                  $  6,043         $  5,866
-----------------------------------------------------------------------------------------------       ------------------------------
Operating expenses
 Costs of services and products                            3,115               3,682                     2,969            2,838
 Selling, general and administrative (1)                   1,822               1,922                     1,448            1,601
 Depreciation                                              1,263               1,301                     1,225            1,067
 Amortization                                                  -                   -                         -                3
 Restructuring and asset impairments (2), (3)                348                   -                        10               23
-----------------------------------------------------------------------------------------------       ------------------------------
 Total operating expenses                                  6,548               6,905                     5,652            5,532
-----------------------------------------------------------------------------------------------       ------------------------------
Operating income                                             563                 838                       391              334
Interest expense                                            (130)               (157)                     (587)            (542)
Intergroup interest charge                                   180                 173                      (180)            (173)
Premium on early retirement of debt (4)                      (19)                  -                         -                -
Other expense, net (5), (6)                                    -                (198)                      (62)             (94)
-----------------------------------------------------------------------------------------------       ------------------------------
Income (loss) before income taxes                            594                 656                      (438)            (475)
Income tax (expense) benefit                                (225)               (346)                      164              159
-----------------------------------------------------------------------------------------------       ------------------------------
Income (loss) from continuing operations                     369                 310                      (274)            (316)
Discontinued operation, net (7)                            1,322                  78                         -                -
Cumulative effect of change in accounting
principle, net (8)                                           258                   -                         -                -
-----------------------------------------------------------------------------------------------       ------------------------------
Net income (loss)                                          1,949                 388                      (274)            (316)
Preferred stock dividends (paid) received                      4                   3                        (7)              (7)
-----------------------------------------------------------------------------------------------       ------------------------------
Earnings (loss) applicable to common stock               $ 1,953             $   391                  $   (281)        $   (323)
                                                        ---------------------------------------       ------------------------------

Diluted earnings (loss) per common share (9)
 Income (loss) from continuing operations                $  0.41             $  0.35                  $  (0.27)        $  (0.32)
 Discontinued operation                                     1.47                0.09                         -                -
 Cumulative effect of change in accounting principle        0.29                   -                         -                -
-----------------------------------------------------------------------------------------------    ---------------------------------
Total                                                    $  2.17             $  0.44                  $  (0.27)        $  (0.32)
                                                        ---------------------------------------    ---------------------------------

Diluted weighted average common shares
outstanding (10)                                           900.2               892.9                   1,023.2          1,011.9
                                                        ---------------------------------------    ---------------------------------
Basic earnings (loss) per common share                   $  2.17             $  0.44                  $  (0.27)        $  (0.32)
                                                        ---------------------------------------    ---------------------------------


      The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.


                               Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS


(1) In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This includes a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. The charge to the FON Group was $17 million, which reduced income from continuing operations by $10 million, or $0.01 per share. The charge to the PCS Group was $19 million, which increased loss from continuing operations by $12 million, or $0.01 per share.

(2) In the 2003 second quarter, the FON Group recorded restructuring and asset impairment charges of $348 million primarily related to winding down the Global Markets Division's Web hosting business. This includes a $337 million non-cash charge for the impairment of hosting assets and an $11 million charge related to cash requirements for employee terminations. Sprint will record additional charges for facility lease terminations, customer migration, employee termination and other wind-down costs in subsequent periods. The costs of this restructuring are not expected to exceed $475 million in total. The 2003 second quarter charge decreased income from continuing operations by $218 million, or $0.24 per share.

(3) In the 2003 first quarter, the PCS Group recorded a charge of $10 million associated with the termination of a software development project. This increased loss from continuing operations by $6 million with no impact on loss per share.

     In the 2002 first quarter, the PCS Group recorded a $23 million restructuring charge representing the closing of five PCS call centers, as well as additional steps to reduce operating costs in its PCS business units. This charge was offset by favorable accounting true-ups. In total, the charge and true-ups had no effect on net loss or loss per share.

(4) In the 2003 first quarter, the FON Group recorded a $19 million charge reflecting the premiums paid on a debt tender offer. This decreased income from continuing operations by $12 million, or $0.01 per share.

(5) In the 2003 first quarter, Sprint recorded a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. The charge to the FON Group was $24 million, which reduced income from continuing operations by $15 million, or $0.02 per share. The charge to the PCS Group was $26 million, which increased loss from continuing operations by $17 million, or $0.02 per share.

(6) In the 2002 second quarter, the FON Group recorded in Other income (expense), net, special charges of $201 million, which reduced income from continuing operations by $216 million, or $0.24 per share. These amounts included a gain from the sale of customer contracts for $40 million with an impact to income from continuing operations of $25 million, or $0.03 per share. Also included is a write-down of an investment due to declining market value of $241 million with the same impact on income from continuing operations, or $0.27 per share.

(7) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley. Activity in the 2003 second quarter relates to wind-down of the sale.

(8) Sprint adopted SFAS No. 143, Accounting for Asset Retirement Obligations on January 1, 2003. In the FON Group, the local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, the FON Group recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a favorable cumulative effect of change in accounting principle of $258 million, net of tax. The ongoing impact of this accounting change is expected to increase FON Group's net income through reduced depreciation expense by less than $15 million annually.

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these consolidated statements of operations of the PCS Group.

(10) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the PCS Group.

                               Sprint Corporation
                           CONSOLIDATED BALANCE SHEETS
                                   (millions)


                                                               Sprint Corporation
                                                    ------------------------------------------
                                                                  Consolidated                    Eliminations/Reclassifications
                                                    ------------------------------------------   -----------------------------------
                                                          June 30,             December 31,         June 30,        December 31,
                                                            2003                   2002                2003             2002
                                                    ------------------------------------------   -----------------------------------


Assets
 Current assets
  Cash and equivalents                                 $  2,739             $  1,035              $      -            $      -
  Accounts receivable, net                                2,902                2,951                     -                   -
  Inventories                                               654                  682                     -                   -
  Deferred tax asset                                         10                  806                     -                   -
  Current tax benefit receivable from the FON Group           -                    -                  (375)                  -
  Intergroup receivable                                       -                    -                  (601)               (536)
  Prepaid expenses and other                                571                  604                     -                   -
----------------------------------------------------------------------------------------------   -----------------------------------
  Total current assets                                    6,876                6,078                  (976)               (536)

 Assets of discontinued operation                             -                  391                     -                   -

 Net property, plant and equipment                       27,787               28,745                   (48)                (46)

 Net intangible assets                                    9,045                9,045                     -                   -

 Other                                                      936                1,034                  (279)               (280)
----------------------------------------------------------------------------------------------   -----------------------------------

 Total                                                 $ 44,644             $ 45,293              $ (1,303)           $   (862)
                                                    ------------------------------------------   -----------------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturities
  of long-term debt                                    $  1,330             $  1,887              $      -            $      -
  Current maturities intergroup debt                          -                    -                     -                   -
  Accounts payable and accrued interconnection costs      2,527                2,777                     -                   -
  Accrued restructuring costs                               185                  277                     -                   -
  Intergroup payable                                          -                    -                  (601)               (536)
  Other                                                   2,933                2,867                   (73)                (46)
----------------------------------------------------------------------------------------------   -----------------------------------
  Total current liabilities                               6,975                7,808                  (674)               (582)

 Liabilities of discontinued operation
  Current tax payable to PCS Group                            -                    -                  (350)                  -
  Other                                                       -                  299                     -                   -
----------------------------------------------------------------------------------------------   -----------------------------------
  Total liabilities of discontinued operation                 -                  299                  (350)                  -

 Noncurrent liabilities
  Long-term debt and capital lease obligations           17,107               18,405                     -                   -
  Intergroup debt                                             -                    -                     -                   -
  Equity unit notes                                       1,725                1,725                     -                   -
  Deferred income taxes                                   2,039                2,025                     -                   -
  Other                                                   2,711                2,481                     -                   -
----------------------------------------------------------------------------------------------   -----------------------------------
  Total noncurrent liabilities                           23,582               24,636                     -                   -

 Redeemable preferred stock                                 247                  256                  (279)               (280)

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                                 -                   22                     -                  22
   FON                                                    1,803                1,790                 1,803               1,790
   PCS                                                    1,026                1,000                 1,026               1,000
   Other shareholders' equity                            11,011                9,482                11,011               9,482
   Combined attributed net assets                             -                    -               (13,840)            (12,294)
-----------------------------------------------------------------------------------------------  -----------------------------------

 Total shareholders' equity                              13,840               12,294                    -                    -
-----------------------------------------------------------------------------------------------  -----------------------------------

 Total                                                 $ 44,644        $      45,293              $ (1,303)           $   (862)
                                                    -------------------------------------------  -----------------------------------


     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.





                               Sprint Corporation
                           CONSOLIDATED BALANCE SHEETS
                                   (millions)



                                                                  Sprint FON Group                        Sprint PCS Group
                                                    -------------------------------------------  -----------------------------------
                                                            June 30,            December 31,       June 30,         December 31,
                                                             2003                  2002              2003               2002
                                                    -------------------------------------------  -----------------------------------

Assets
 Current assets
  Cash and equivalents                                 $  1,742        $    641                   $    997            $    394
  Accounts receivable, net                                1,567           1,650                      1,335               1,301
  Inventories                                               221             219                        433                 463
  Deferred tax asset                                         10              42                          -                 764
  Current tax benefit receivable from the FON Group           -               -                        375                   -
  Intergroup receivable                                     601             536                          -                   -
  Prepaid expenses and other                                290             329                        281                 275
-----------------------------------------------------------------------------------------------  -----------------------------------
  Total current assets                                    4,431           3,417                      3,421               3,197

 Assets of discontinued operation                             -             391                          -                   -

 Net property, plant and equipment                       16,439          16,894                     11,396              11,897

 Net intangible assets                                    1,571           1,569                      7,474               7,476

 Other                                                      812             862                        403                 452
-----------------------------------------------------------------------------------------------  -----------------------------------

 Total                                                 $ 23,253        $ 23,133                   $ 22,694            $ 23,022
                                                    -------------------------------------------  -----------------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturities
  of long-term debt                                    $    353        $  1,234                   $    977            $    653
  Current maturities intergroup debt                     (1,076)              -                      1,076                   -
  Accounts payable and accrued interconnection costs      1,328           1,422                      1,199               1,355
  Accrued restructuring costs                               181             251                          4                  26
  Intergroup payable                                          -               -                        601                 536
  Other                                                   1,608           1,503                      1,398               1,410
-----------------------------------------------------------------------------------------------  -----------------------------------
  Total current liabilities                               2,394           4,410                      5,255               3,980

 Liabilities of discontinued operation
  Current tax payable to PCS Group                          350               -                          -                   -
  Other                                                       -             299                          -                   -
-----------------------------------------------------------------------------------------------  -----------------------------------
  Total liabilities of discontinued operation               350             299                          -                   -

 Noncurrent liabilities
  Long-term debt and capital lease obligations            2,868           3,142                     14,239              15,263
  Intergroup debt                                             -            (406)                         -                 406
  Equity unit notes                                           -               -                      1,725               1,725
  Deferred income taxes                                   1,884           1,825                        155                 200
  Other                                                   2,142           2,039                        569                 442
-----------------------------------------------------------------------------------------------  -----------------------------------
  Total noncurrent liabilities                            6,894           6,600                     16,688              18,036

 Redeemable preferred stock                                   -              10                        526                 526

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                                 -               -                          -                   -
   FON                                                        -               -                          -                   -
   PCS                                                        -               -                          -                   -
  Other shareholders' equity                                  -               -                          -                   -
  Combined attributed net assets                         13,615          11,814                        225                 480
-----------------------------------------------------------------------------------------------  -----------------------------------

 Total shareholders' equity                                   -               -                          -                   -
-----------------------------------------------------------------------------------------------  -----------------------------------

 Total                                                 $ 23,253        $ 23,133                   $ 22,694            $ 23,022
                                                    -------------------------------------------  -----------------------------------


     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                               Sprint Corporation
                  CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                   (millions)


                                                    Sprint Corporation
                                            -------------------------------------
                                                       Consolidated                    Eliminations/Reclassifications
---------------------------------------------------------------------------------    -------------------------------------
Year-to-Date June 30,                             2003               2002                  2003              2002
---------------------------------------------------------------------------------    -------------------------------------


Operating Activities
    Net income (loss)                             $  1,675           $    72               $    -            $    -
    Discontinued operation, net                     (1,322)              (78)                   -                 -
    Cumulative effect of change in
      accounting principle, net                       (258)                -                    -                 -
    Depreciation and amortization                    2,488             2,371                    -                 -
    Deferred income taxes                              644               628                    -                 -
    Losses on write-down of assets                     347               254                    -                 -
    Changes in assets and liabilities                 (734)             (658)                   -                 -
    Other, net                                         128               127                    -                 -
---------------------------------------------------------------------------------    -------------------------------------
Net cash provided by operating activities
of continuing operations                             2,968             2,716                    -                 -
---------------------------------------------------------------------------------    -------------------------------------

Investing Activities
    Capital expenditures                            (1,492)           (2,509)                   -                 -
    Investments in affiliates, net                     (12)               12                    -                 -
    Proceeds from sales of other assets                 77                60                    -                 -
    Other, net                                           -                 -                    -                 -
---------------------------------------------------------------------------------    -------------------------------------
Net cash used by investing activities of
continuing operations                               (1,427)           (2,437)                   -                 -
---------------------------------------------------------------------------------    -------------------------------------

Financing Activities
    Change in debt, net                             (1,859)              203                    -                 -
    Dividends paid                                    (228)             (226)                   -                 -
    Other, net                                          19                14                    -                 -
---------------------------------------------------------------------------------    -------------------------------------
Net cash provided (used) by financing
activities of continuing operations                 (2,068)               (9)                   -                 -
---------------------------------------------------------------------------------    -------------------------------------

Cash from discontinued operations                    2,231                65                    -                 -
---------------------------------------------------------------------------------    -------------------------------------

Change in cash and equivalents                       1,704               335                    -                 -

Cash and equivalents at beginning of period          1,035               313                    -                 -
---------------------------------------------------------------------------------    -------------------------------------

Cash and equivalents at end of period             $  2,739           $   648              $     -           $     -
                                              -----------------------------------    -------------------------------------


  The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                               Sprint Corporation
                  CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                   (millions)




                                                     Sprint FON Group                        Sprint PCS Group
---------------------------------------------------------------------------------    -------------------------------------
Year-to-Date June 30,                             2003              2002                  2003              2002
---------------------------------------------------------------------------------    -------------------------------------


Operating Activities
    Net income (loss)                             $  1,949           $   388               $  (274)          $  (316)
    Discontinued operation, net                     (1,322)              (78)                    -                 -
    Cumulative effect of change in
      accounting principle, net                      (258)                 -                     -                 -
    Depreciation and amortization                   1,263              1,301                 1,225             1,070
    Deferred income taxes                             (75)               247                   719               381
    Losses on write-down of assets                    337                253                    10                 1
    Changes in assets and liabilities                   1               (548)                 (735)             (110)
    Other, net                                         59                  2                    69               125
---------------------------------------------------------------------------------   --------------------------------------
Net cash provided by operating activities
of continuing operations                            1,954              1,565                 1,014             1,151
---------------------------------------------------------------------------------   --------------------------------------

Investing Activities
    Capital expenditures                             (772)            (1,081)                 (720)           (1,428)
    Investments in affiliates, net                      -                (26)                  (12)               38
    Proceeds from sales of other assets                77                 60                     -                 -
    Other, net                                          -                  -                     -                 -
---------------------------------------------------------------------------------   --------------------------------------
Net cash used by investing activities of
continuing operations                                (695)            (1,047)                 (732)           (1,390)
---------------------------------------------------------------------------------   --------------------------------------

Financing Activities
    Change in debt, net                            (1,829)              (537)                  (30)              740
    Dividends paid                                   (221)              (219)                   (7)               (7)
    Other, net                                         11                 85                     8               (71)
---------------------------------------------------------------------------------   --------------------------------------
Net cash provided (used) by financing
activities of continuing operations                (2,039)              (671)                  (29)              662
---------------------------------------------------------------------------------   --------------------------------------

Cash from discontinued operations                   1,881                 65                   350                 -
---------------------------------------------------------------------------------   --------------------------------------

Change in cash and equivalents                      1,101                (88)                  603               423

Cash and equivalents at beginning of period           641                134                   394               179
---------------------------------------------------------------------------------   --------------------------------------

Cash and equivalents at end of period             $ 1,742            $    46               $   997           $   602
                                            -------------------------------------   --------------------------------------




  The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                                  Sprint Corporation
                    Reconciliation of Non-GAAP Liquidity Measures
                                   (millions)





                                                         ---------------------------------------------------------------------------
Quarter ended June 30, 2003                                                                            PCS               FON
---------------------------                                Consolidated          Eliminations         Group             Group
                                                         ---------------------------------------------------------------------------


Operating income (loss)                                    $    370               $     10            $    251          $   109
    Special items                                               384                      -                  19              365
                                                         ---------------------------------------------------------------------------
Operating income (loss) adjusted for special items              754                     10                 270              474
    Depreciation and amortization                             1,252                      -                 617              635
                                                         ---------------------------------------------------------------------------
Adjusted EBITDA                                               2,006                     10                 887            1,109
    Adjust for special items                                   (384)                     -                 (19)            (365)
    Other operating activities, net (1)                         288                    (10)               (140)             438
                                                         ---------------------------------------------------------------------------
Cash provided by operating activities-GAAP                    1,910                      -                 728            1,182
    Capital expenditures                                       (945)                     -                (533)            (412)
    Dividends paid                                             (114)                     -                  (3)            (111)
    Other investing activities, net                              74                      -                   -               74
                                                         ---------------------------------------------------------------------------
Free cash flow                                                  925                      -                 192              733
    Discontinued operation                                       16                      -                 350             (334)
    Decrease in debt, net                                      (304)                     -                  (9)            (295)
    Other financing activities, net                               7                      -                   7                -
                                                         ---------------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $    644               $      -            $    540          $   104
                                                         ---------------------------------------------------------------------------


                                                         ---------------------------------------------------------------------------
Quarter ended June 30, 2002                                                                                  PCS           FON
---------------------------                                Consolidated          Eliminations               Group         Group
                                                         ---------------------------------------------------------------------------

Operating income (loss)                                    $    670               $      8            $    221          $    441
    Depreciation and amortization                             1,200                      -                 543               657
                                                         ---------------------------------------------------------------------------
Adjusted EBITDA                                               1,870                      8                 764             1,098
    Other operating activities, net (1)                         271                     (8)                223                56
                                                         ---------------------------------------------------------------------------
Cash provided by operating activities-GAAP                    2,141                      -                 987             1,154
    Capital expenditures                                     (1,363)                     -                (825)             (538)
    Dividends paid                                             (112)                     -                  (3)             (109)
    Other investing activities, net                              77                      -                  38                39
                                                         ---------------------------------------------------------------------------
Free cash flow                                                  743                      -                 197               546
    Discontinued operation                                        5                      -                   -                 5
    Decrease in debt, net                                    (2,282)                     -              (1,260)           (1,022)
    Other financing activities, net                              16                      -                 (67)               83
                                                         ---------------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $ (1,518)              $      -            $ (1,130)         $   (388)
                                                         ---------------------------------------------------------------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Footnotes to Consolidated Statements of Operations



                                  Sprint Corporation
                    Reconciliation of Non-GAAP Liquidity Measures
                                   (millions)



                                                       -----------------------------------------------------------------------------
                                                                                      Global
Quarter ended June 30, 2003                                     Local                 Markets
---------------------------                                    Division               Division               Other
                                                         ---------------------------------------------------------------------------


Operating income (loss)                                    $    449                $   (329)              $   (11)
    Special items                                                 8                     357                     -
                                                         ---------------------------------------------------------------------------
Operating income (loss) adjusted for special items              457                      28                   (11)
    Depreciation and amortization                               272                     362                     1
                                                         ---------------------------------------------------------------------------
Adjusted EBITDA                                                 729                     390                   (10)
    Adjust for special items                             ---------------------------------------------------------------------------
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP




                                                                                      Global
Quarter ended June 30, 2002                                      Local                Markets
---------------------------                                     Division              Division               Other
                                                         ---------------------------------------------------------------------------

Operating income (loss)                                    $    481                $    (30)              $   (10)
    Depreciation and amortization                               288                     364                     5
                                                          --------------------------------------------------------------------------
Adjusted EBITDA                                                 769                     334                    (5)
    Other operating activities, net (1)                   --------------------------------------------------------------------------

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP




(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

See accompanying Footnotes to Consolidated Statements of Operations





                            Sprint Corporation
               Reconciliation of Non-GAAP Liquidity Measures
                                (millions)




                                                        ----------------------------------------------------------------------------

Year-to-date June 30, 2003                                                                            PCS               FON
--------------------------                                 Consolidated         Eliminations         Group             Group
                                                        ----------------------------------------------------------------------------


Operating income (loss)                                    $    974               $    20             $    391          $    563
    Special items                                               394                     -                   29               365
                                                        ----------------------------------------------------------------------------
Operating income (loss) adjusted for special items            1,368                    20                  420               928
    Depreciation and amortization                             2,488                     -                1,225             1,263
                                                        ----------------------------------------------------------------------------
Adjusted EBITDA                                               3,856                    20                1,645             2,191

    Adjust for special items                                   (394)                    -                  (29)             (365)
    Other operating activities, net (1)                        (494)                  (20)                (602)              128
                                                         ---------------------------------------------------------------------------
Cash provided by operating activities-GAAP                    2,968                     -                1,014             1,954
    Capital expenditures                                     (1,492)                    -                 (720)             (772)
    Dividends paid                                             (228)                    -                   (7)             (221)
    Other investing activities, net                              65                     -                  (12)               77
                                                         ---------------------------------------------------------------------------
Free cash flow                                                1,313                     -                  275             1,038
    Discontinued operation                                    2,231                     -                  350             1,881
    Decrease in debt, net                                    (1,859)                    -                  (30)           (1,829)
    Other financing activities, net                              19                     -                    8                11
                                                          --------------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $  1,704               $     -             $    603           $ 1,101
                                                          --------------------------------------------------------------------------




                                                          --------------------------------------------------------------------------

Year-to-date June 30, 2002                                                                                PCS             FON
--------------------------                                    Consolidated           Eliminations        Group           Group
                                                          --------------------------------------------------------------------------

Operating income (loss)                                    $  1,188               $    16             $    334           $   838
    Depreciation and amortization                             2,371                     -                1,070             1,301
                                                          --------------------------------------------------------------------------
Adjusted EBITDA                                               3,559                    16                1,404             2,139

    Other operating activities, net (1)                        (843)                  (16)                (253)             (574)
                                                          --------------------------------------------------------------------------
Cash provided by operating activities-GAAP                    2,716                      -               1,151             1,565
    Capital expenditures                                     (2,509)                     -              (1,428)           (1,081)
    Dividends paid                                             (226)                     -                  (7)             (219)
    Other investing activities, net                              72                      -                  38                34
                                                          --------------------------------------------------------------------------
Free cash flow                                                   53                      -                (246)              299
    Discontinued operation                                       65                      -                   -                65
    Increase/(Decrease) in debt, net                            203                      -                 740              (537)
    Other financing activities, net                              14                      -                 (71)               85
                                                          --------------------------------------------------------------------------
Change in cash and equivalents - GAAP                      $    335               $      -            $    423           $   (88)
                                                          --------------------------------------------------------------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Footnotes to Consolidated Statements of Operations




                                            Sprint Corporation
                               Reconciliation of Non-GAAP Liquidity Measures
                                              (millions)

                                                                                     Global
Year-to-date June 30, 2003                                       Local               Markets
                                                               Division              Division          Other
                                                          --------------------------------------------------------------------------


Operating income (loss)                                    $   909                $   (323)           $    (23)
    Special items                                                8                     357                   -
                                                          --------------------------------------------------------------------------
Operating income (loss) adjusted for special items             917                      34                 (23)
    Depreciation and amortization                              538                     722                   3
                                                          --------------------------------------------------------------------------
Adjusted EBITDA                                              1,455                     756                 (20)
                                                          --------------------------------------------------------------------------

    Adjust for special items
    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Decrease in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP



                                                                                       Global
Year-to-date June 30, 2002                                         Local               Markets
                                                                  Division             Division            Other
                                                          --------------------------------------------------------------------------

Operating income (loss)                                    $   962                $   (105)           $    (19)
    Depreciation and amortization                              574                     721                   6
                                                          --------------------------------------------------------------------------
Adjusted EBITDA                                              1,536                     616                 (13)
                                                          --------------------------------------------------------------------------

    Other operating activities, net (1)

Cash provided by operating activities-GAAP
    Capital expenditures
    Dividends paid
    Other investing activities, net

Free cash flow
    Discontinued operation
    Increase/(Decrease) in debt, net
    Other financing activities, net

Change in cash and equivalents - GAAP


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Footnotes to Consolidated Statements of Operations




                                                Sprint Corporation

                                         FON GROUP OPERATING STATISTICS

------------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data                1Q03         2Q03         3Q03       4Q03      YTD 2003
------------------------------------------------------------------------------------------------------------------------------------


Combined Operations

Financial Statistics
--------------------

 Net operating revenues                                                $ 3,581      $ 3,530                             $ 7,111

 Operating income                                                      $   454      $   109                             $   563

 Adjusted EBITDA                                                       $ 1,082      $ 1,109                             $ 2,191

 Diluted weighted average common shares                                  899.5        901.7                               900.2

 Earnings per share from continuing operations - adjusted              $  0.34      $  0.35                             $  0.69

 Basic earnings per common share                                       $  2.07      $  0.11                             $  2.17

 Capital expenditures                                                  $   360      $   412                             $   772

Sprint Local Telecommunications Division

Financial Statistics
--------------------

 Net operating revenues                                                $ 1,536      $ 1,529                             $ 3,065

 Operating income                                                      $   460      $   449                             $   909

 Adjusted EBITDA                                                       $   726      $   729                             $ 1,455

 Capital expenditures                                                  $   281      $   297                             $   578

Other Statistics

Total access lines (thousands)                                           8,066        7,982

   Residential acess lines                                               5,642        5,575

   Business access lines                                                 2,202        2,185

   Wholesale access lines                                                  222          222

      Resold lines                                                         165          160

      UNE-P lines                                                           57           62

YOY Access line growth (decline)                                         -1.9%        -2.4%

Percentage of Sprint local customer lines with Sprint long
distance service                                                           47%          48%

Bundle penetration - residential                                           28%          30%

Bundle penetration - business                                              24%          25%


This information should be reviewed in connection with Sprint's consolidated financial statements





                         Sprint Corporation

                   FON GROUP OPERATING STATISTICS


------------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data                1Q03         2Q03         3Q03       4Q03      YTD 2003
------------------------------------------------------------------------------------------------------------------------------------


Sprint Local Telecommunications Division (cont.)

Percentage of Sprint local residential customers with
voicemail service                                                          14%          14%

Percentage of Sprint local residential customers with
call waiting service                                                       42%          43%

Percentage of Sprint local residential customers with
caller ID service                                                          44%          45%

YOY Data services revenue growth                                           10%          10%

DSL lines in service (thousands)                                           185          223

DSL capable lines (thousands)                                            4,039        4,235


Global Markets Group

Financial Statistics
--------------------

 Total Global Markets net operating revenues                           $ 2,042      $ 2,002                             $ 4,044

 Voice net operating revenue                                           $ 1,292      $ 1,243                             $ 2,535

 Data net operating revenue                                            $   461      $   463                             $   924

 Internet net operating revenue                                        $   243      $   245                             $   488

 Other net operating revenue                                           $    46      $    51                             $    97

 Operating income (loss)                                               $     6      $  (329)                            $  (323)

 Adjusted EBITDA                                                       $   366      $   390                             $   756

 Capital expenditures                                                  $    61      $    86                             $   147

Other Statistics
----------------

YOY Global Markets voice volume growth                                     -7%          -7%                                 -7%


This information should be reviewed in connection with Sprint's consolidated financial statements





                                                      Sprint Corporation
                                               PCS GROUP OPERATING STATISTICS


------------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data                1Q03        2Q03         3Q03       4Q03      YTD 2003
------------------------------------------------------------------------------------------------------------------------------------


Net operating revenue                                                  $   2,947    $   3,096                         $   6,043

 Service revenues                                                      $   2,679    $   2,859                         $   5,538

   Wholesale and affiliate revenues                                    $      73    $      56                         $     129

 Equipment revenues                                                    $     268    $     237                         $     505

Equipment costs                                                        $     577    $     547                         $   1,124

Operating income (loss)                                                $     140    $     251                         $     391

Adjusted EBITDA                                                        $     758    $     887                         $   1,645

Diluted & basic weighted average common shares                           1,022.1      1,024.3                           1,023.2

GAAP diluted earnings per common share                                 $   (0.18)   $   (0.09)                        $   (0.27)

Free cash flow                                                         $      83    $     192                         $     275

Capital expenditures                                                   $     187    $     533                         $     720

Bad debt % of net operating revenues                                         3.0%        1.8%                              2.4%

Customer Additions

Post-paid retail net adds                                                199,000      360,000                           559,000

Affiliate net adds                                                       109,000       80,000                           189,000

Reseller net adds                                                        175,000      177,000                           352,000

Net gross adds (excluding deactivations within 30 days)                    1.57M        1.46M                             3.04M

 % of gross adds sold through post-paid retail channels                     ~48%         ~52%

 % of post-paid retail base that upgraded phones in the quarter              >6%    nearly 7%





This information should be reviewed in connection with Sprint's consolidated financial statements





                                             Sprint Corporation
                                       PCS GROUP OPERATING STATISTICS


------------------------------------------------------------------------------------------------------------------------------------
Financial statistics in millions, expect per share data                1Q03         2Q03         3Q03       4Q03      YTD 2003
------------------------------------------------------------------------------------------------------------------------------------


Other Wireless Statistics (approximate)
Average revenue per user                                               $     59     $     62                          $      60

Acquisition cost per gross add                                         $    365     $    415                          $     390

Cash cost per user                                                     $     31     $     31                          $      31

Customer churn                                                             3.1%         2.4%                               2.8%

Average monthly customer usage                                        nearly 12  hrs nearly 13.5 hrs

Total minutes provided                                               32 billion   37 billion                         69 billion

Number of cell sites on air                                              19,700       20,100

Number of carriers on air                                                33,600       34,500

Sprint PCS covered POPs (M)                                                 198          199

Sprint PCS and affiliate covered POPs (M)                                   257          258

Vision/Wireless Web/Data/3G
Total Vision subscribers (approximate)                                     1.3M         2.1M

Vision % of gross adds                                                      26%  nearly  40%

Total Vision and Wireless Web subscribers                                  3.8M         4.6M

Data ARPU                                                                   >$1    almost $2

% of post-paid retail customer base using 1xRTT handsets                   ~53%         >60%

% of post-paid retail customer base using vision handsets                  ~15%         ~23%

Marketing and Distribution
Total number of customers on Sprint PCS network                           18.2M        18.8M

Total post-paid retail subscribers                                       14.93M       15.29M

Number of PCS stores and kiosks                                             520          540

Total number of distribution points                                     ~16,600      ~17,600







This information should be reviewed in connection with Sprint's consolidated financial statements


